Exhibit (c)(ix)

FOR INTENDED RECIPIENT ONLY Project Creedence Presentation to the Special Committee January 18, 2024 GLOBAL BANKING AND MARKETS

Table of Contents Sections 1. Situation Overview 2. Peer Benchmarking 3. Company Forecasts 4. Financial Assessment 5. Conclusion 1 GLOBAL BANKING AND MARKETS

Situation Overview Section 1

Scope of Review For the purposes of developing our financial assessment (“Financial Assessment”) concerning Creedence (the “Company”), we have among other things: – Reviewed publicly-available financial statements, MD&A, supplemental information, Annual Information Forms, and other business and financial information of the Company; – Reviewed forward-looking projections provided by Company management to Scotiabank to use in connection with its financial analyses (the “Company forecasts”); – Participated in meetings and discussions with representatives of the Company to discuss the business, operations, financial position and certain other financial and operating data of the Company; – Reviewed the reported prices and trading history for the Company’s common shares as compared to the reported prices and trading histories of comparable companies we considered relevant; – Compared the financial performance of the Company with that of certain other publicly-traded companies we considered relevant; – Compared the financial metrics of the transaction with the financial metrics of other precedent real estate transactions we considered relevant; – Conducted in-person property tours of key markets and select assets; – Reviewed various reports published by equity research analysts and industry sources regarding the Company, the residential housing industry and other publicly-traded companies we considered relevant; – Held discussions with the special committee; – Performed such other financial studies, analyses and investigations and considered such other factors as we considered necessary; – Reviewed the non-binding proposal letter from Python to the Company, dated January 2, 2024; – Received a certificate from the Company’s CEO and CFO containing certain representations with respect to the information provided by the Company to us; and – Received and reviewed the final terms of the proposed transaction reflected in a draft of the arrangement agreement, dated as of January 18, 2024 GLOBAL BANKING AND MARKETS 3

Creedence – US$11.25 Per Share Offer Overview

Key Offer Metrics

All dollar figures in US$ millions, and share and unit figures in millions excluding per share values unless otherwise noted

		Current	Offer
Share Price		$8.72	$11.25
Common Shares		272.6	272.6
Restricted Shares		0.7	0.7
Outstanding Treasury Shares		**273.4**	**273.4**
Deferred Share Units		2.3	2.3
Convertible Preferred Units		-	34.7
Stock Options		0.4	1.0
Total Dilutive Securities		**2.8**	**38.1**
Fully Diluted Shares Outstanding[1,2]		**276.1**	**311.5**
Equity Value		**$2,408**	**$3,504**
Enterprise Value[3]		**$5,657**	**$6,461**
Premium / (Discount) to:	**Base / Input**		
Current Share Price	$8.72	-	29.0%
20-Day VWAP[4]	$9.02	(3.3%)	24.7%
30-Day VWAP[4]	$8.81	(1.0%)	27.7%
60-Day VWAP[4]	$8.18	6.6%	37.6%
90-Day VWAP[4]	$7.92	10.1%	42.1%
52-Week High	$9.56	(8.8%)	17.7%
Trading / Offer Metrics			
Premium / (Discount) to Consensus NAV[5]	$11.71	(25.5%)	(3.9%)
Premium / (Discount) to 12-Month Consensus Target Price[5]	$9.85	(11.5%)	14.2%
Premium / (Discount) to IFRS NAV[6]	$14.30	(39.0%)	(21.3%)
Implied Price / 2024E FFO Multiple[5]	$0.60	14.5x	18.6x
Implied Price / 2024E AFFO Multiple[5]	$0.47	18.4x	23.8x
Implied Forward Cap Rate[7,8]	$343	6.0%	5.3%
EV per Home ($)[8]	21,840	$260,000	$297,000

Source: FactSet; Bloomberg; Company filings

Note: Figures presented are at proportionate share as at Q3 2023 except share information is as at December 31, 2023, unless noted otherwise; market pricing as at January 17, 2024

(1) Treasury stock method utilized to determine Fully Diluted Shares Outstanding; performance share units assumed to be settled in cash and are factored into the enterprise value

(2) Fully Diluted Shares Outstanding components were provided by Company management to Scotiabank

(3) Includes preferred units (US$295 million) (for current only), debt (US$3,103 million) and cash balances net of cash settlement of performance share units (US$149 million for current, US$146 million at offer) per Company management

(4) Volume weighted average prices based on U.S. ticker (NYSE:TCN)

(5) Per consensus analyst estimates

(6) IFRS NAV Investment Property value based on Home Price Index / BPO methodology

(7) Per consensus forward SFR NOI

(8) EV adjusted for Canadian income producing properties, Canadian developments, and U.S. developments as per Q3 2023; strategic capital value based on analyst research

GLOBAL BANKING AND MARKETS 4 Scotiabank

Relative Price Performance Since October 31, Creedence is up 31.5% compared to the 9.6% average for peers and 16.6% for the broader U.S. REIT sector Historical Price Performance Indexed to 100 | % Creedence INVH AMH RMZ 160.0 1 Oct 31, 2023: 2 Nov 7, 2023: 3 Dec 13, 2023: FOMC 4 Jan 2, 2024: Revised Initial proposal Creedence meeting referenced 2024 proposal received for 140.0 withdrawn published Q3 results rate cuts US$11.10 per share +31.5% 120.0 +16.6% +11.5% +7.6% 100.0 80.0 Consensus NAV (% Change) 110.0 105.0 100.0 95.0 (7.9%) 90.0 U.S. 10-Year T-Bill Yield (%) 5.00% 4.50% (80 bps) 4.00% 3.50% Oct-31-2023 Nov-10-2023 Nov-20-2023 Nov-30-2023 Dec-10-2023 Dec-20-2023 Dec-30-2023 Jan-9-2024 Source: FactSet Note: Market pricing as at January 17, 2024 GLOBAL BANKING AND MARKETS 5

Peer Benchmarking Section 2

Peer Benchmarking Premium / (Discount) to NAV(1) 2024E FFOx / AFFOx(1,2) 2024E FFOx 2024E AFFOx 23.8x 22.7x (3.9%) 21.1x 18.6x 20.1x 18.4x 17.7x (9.2%) 14.5x (15.7%) (25.5%) Creedence Creedence Creedence Creedence (At Offer) (At Offer) Forward Implied Cap Rate(1,3) Enterprise Value & Market Cap US$ billions Market Cap Enterprise Value 6.0% $28.0 5.7% 5.3% 5.0% $19.2 $20.4 $6.5 $5.7 $14.6 $2.4 $3.5 Creedence Creedence Creedence Creedence (At Offer) (At Offer) Source: FactSet, Company filings Note: Market pricing as at January 17, 2024 (1) Per consensus analyst estimates (2) Based on calendar year (3) Peer forecast NOI per analyst research GLOBAL BANKING AND MARKETS 7

Peer Benchmarking (Cont’d) Net Debt to LQA EBITDA & Investment Grade Rating(1) Fixed vs. Floating Rate Debt % Total Debt Fixed Rate Floating Rate W.A. Interest Rate 4.5% 4.0% 3.8% 10.4x 78% of 99% of BBB (Stable) BBB (Stable) floating rate floating rate 27.4% debt is debt is 44.9% subject to subject to SOFR caps fixed rate (ranging swaps 5.4x from 2.85—5.0x 5.09%) 100.0% Weighted average 72.6% Creedence term of 1.8 weighted years 55.1% average term is 0.2 years Creedence Creedence Average Monthly Rent Number of Homes US$ per month AMR Average Age Of Home Proportionately Owned Total Managed Homes 27 years 17 years 25 years 88,353 $2,321 $2,086 $1,815 62,028 37,478 85,758 59,679 21,840 Creedence Creedence Source: FactSet, Company filings, Company materials, analyst research Note: As at Q3 2023 (1) Credit rating as per S&P GLOBAL BANKING AND MARKETS 8

Peer Benchmarking (Cont'd)

	Creedence	amh	invitation homes
Portfolio Overview			
Home Count (Total)	37,478	62,028	88,353
Home Count (Proportionate)	21,840	59,679	85,758
EV ($ million)	$5,657	$19,196	$28,030
Market Cap ($ million)	$2,408	$14,646	$20,376
Geographic Breakdown (SH NOI)[1]			

Creedence:


Texas 13.4%
Southeast US 39.6%
Midwest US 3.2%
Western US 28.6%
Florida 15.2%

amh:


Other 13.1%
Southeast US 32.6%
Texas 11.1%
Midwest US 14.9%
Western US 15.7%
Florida 12.6%

invitation homes:


Texas 4.0%
Midwest US 3.8%
Southeast US 18.5%
Western US 43.4%
Florida 30.2%

	Creedence	amh	invitation homes
Operating Metrics			
Average Monthly Rent	$1,815	$2,086	$2,321
Average Occupancy	94.5%	95.6%	97.5%
Average Sq. Ft.	1,700	1,991	1,872
Average Rent PSF	$1.07	$1.05	$1.24
Loss-to-Lease	~15% / ~11% - 12%[2]	6.0% - 8.0%[3]	5.0% - 7.0%[3]
SH New / Renewal / Blended Rent Growth	6.9% / 6.7% / 6.8%	7.2% / 7.1% / 7.2%	5.2% / 6.6% / 6.2%
SH Annualized Turnover[4]	17.6%	30.1%	24.0%
SH NOI Growth (YTD)	6.1%	4.6%	4.4%
SH NOI Margin (YTD)	68.7%	64.3%	67.6%
G&A as a % of NOI (LQA)	16.6%	8.2%	9.6%

Source: Company filings
Note: As at Q3 2023, pro forma disclosed transactions made to date, unless otherwise disclosed; all figures are presented at proportionate share in US$, unless noted otherwise; market pricing as at January 17, 2024
(1) Midwest U.S. is comprised of IL / IN / MI / OH; Southeast U.S. is comprised of GA / NC / SC / TN; Western U.S. is comprised of AZ / CA / CO / NV / UT / WA
(2) Based on same portfolio and total portfolio, respectively
(3) Per analyst reports
(4) Based on a trailing six quarter average

GLOBAL BANKING AND MARKETS
9
Scotiabank

Company Forecasts Section 3

Historical and Forecast Performance Company expects cash flow growth to moderate in its 5-year forecast – 8.0% NOI CAGR for SFR Forecasted NOI growth driven by the following: – Same Home NOI Growth: Moderating to 6.0% throughout the forecast (vs. 7.3% between 2020 to 2023E, average of 9.0% from 2017 – 2019) – External Growth: Deceleration in net acquisition volume to ~2,100 homes per year through the forecast period (vs. ~3,600 homes per year since 2018) – ~6,700 net homes acquired during 2021 and 2022 on an annual basis Historical SFR SHNOI(1) Average Growth Segmented Company Forecasts 2017 to 2019 9.0% US$ millions 2020 to 2023E 7.3% Single-Family Rental – NOI 2024E to 2028E 6.0% $399 $432 $351 $310 $318 $325 $276 $222 $198 2020A 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2028E Strategic Capital – Core FFO $192 $204 $78 $106 $125 $122 $68 $71 $37 2020A 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2028E Adjacent Real Estate Businesses – Core FFO $46 $46 $25 $34 $25 $25 $27 $36 $22 2020A 2021A 2022A 2023E 2024E 2025E 2026E 2027E 2028E Source: Company forecasts, company filings Note: All figures are presented at proportionate share (1) Prior to 2021, same home NOI growth was disclosed on a consolidated basis GLOBAL BANKING AND MARKETS 11

Financial Assessment Section 4

Financial Assessment Discounted cash flow (“DCF”) analysis based on the Company’s forecast (unlevered) DCF—Discount rate range based on CAPM WACC calculation (supplemented by cap rate approach) Terminal cap rate based on discount rate less long-term growth U.S. SFR Based on a stabilized 2024E NOI Direct Cap Applied cap rates based on review of comparable transactions, public market precedents and comparable companies, and detailed discussions with the Company arts P the Income Producing of Carrying value as per financial statements —Fair value of stabilized properties based on 3rd party appraisals supplied by the Company Sum—Approaches utilized within 3rd party appraisals include comparables, DCF and direct capitalization – Canadian Multi-Family alue Development V financial statements Carrying value as per Asset—Fair value largely based on 3rd party appraisals supplied by the Company Net—Approaches utilized within 3rd party appraisals include comparables, DCF and direct capitalization Development Carrying value as per financial statements U.S. Residential—Based on present value of proportionate cash flows discounted between 17% to 20% (as per 3rd party appraisals supplied by the Company) Source: Company forecasts, Company filings GLOBAL BANKING AND MARKETS 13

Financial Assessment (Cont’d) Strategic Capital EV / AUM based on select North American asset manager precedents Normalized per discussions with Company management Corporate 2024E corporate overhead capitalized at a multiple between 6.0x to 7.0x Overhead—Parts Removal of public company costs the of Sum – Debt Based on current principal outstanding with mark-to-market adjustment Value Asset Net Other Assets and Other non-real estate assets and liabilities, including working capital based on carrying value Liabilities Deferred Tax Based on present value of expected future liability per Company forecast Liability Source: Company forecasts, Company filings GLOBAL BANKING AND MARKETS 14

Financial Assessment (Cont’d) Precedent Transactions – Consensus NAV Review of premium / discount to unaffected share price and premium / discount to consensus analyst NAV for select all-Premiums / Change cash precedent real estate M&A transactions of Control Observations Premiums Premium / discount to consensus analyst NAV and FFO multiples for comparable public sector comps Comparable Public Market—SFR: AMH and Invitation Homes Comparables—U.S.: Camden Property Trust, IRT, Mid-America Apartments, and UDR—Selected based on geographic exposure Research Analyst Reviewed consensus analyst estimates (price targets) (1) Price Targets Observations Market Historical Trading Reviewed 52-week high and low (1) For reference only GLOBAL BANKING AND MARKETS 15

Financial Assessment Summary



U.S. SFR Peer Range
U.S. SFR & MF Peer Range
For Reference Only
Current Offer Price: $11.25[1]
Current Share Price: $8.72
$12.94
$9.82
$12.44
$9.85
$14.05
$10.54
$11.34
$9.59
$11.43
$10.64
$9.88
$9.20
$12.11
$10.68
$7.79
$11.00
$7.97
$9.56
$6.53

	Sum of the Parts DCF	Sum of the Parts Direct Cap Approach	Premium to Consensus NAV	Premium to Unaffected Trading Price	Premium (Discount) to Consensus NAV	Price to Consensus FFO Multiple	Research 1-Year Target Price[2,3]	52-Week High / Low[3]
Summary	Based on Company forecasts	Based on Company forecast 2024E SFR NOI estimate (adjusted 2023E stabilized figure) and applied portfolio cap rate	Based on takeout premiums from (i) Canadian REITs; (ii) U.S. SFR; (iii) and U.S. Multi-Family M&A precedents	Based on takeout premiums from (i) Canadian REITs; (ii) U.S. SFR; (iii) and U.S. Multi-Family M&A precedents	Based on (i) U.S. SFR peers; and (ii) U.S. Multi-Family peers	Based on (i) U.S. SFR peers; and (ii) U.S. Multi-Family peers	Based on research analyst estimates	Based on trading price
Main Drivers	WACC of 9.0% to 10.0%	2024E Stabilized NOI of $334 million	Consensus NAV $11.71	Current Share Price $8.72	Consensus NAV $11.71	Consensus 2024E FFO $0.60	High: Broker 3 (Jan-8-2024)	High: Jul-27-2023
	Terminal Cap Rate Range of 5.25% to 5.75%	Applied Cap Rate Range of 5.25% to 5.75%	Selected range of premium to cons. NAV (10.0%) to 20.0%	Selected range of premium to current share price 10.0% to 30.0%	U.S. SFR (15.7%) to (9.2%) U.S. Multi-family (21.4%) to (2.4%)	U.S. SFR: 17.7x to 20.1x U.S. Multi-family: 12.9x to 15.0x	Low: Broker 11 (Nov-8-2023)	Low: Oct-20-2023

Note: All balance sheet adjustments (debt (US$3,103 million), adjacent residential businesses (US$689 million), MTM of debt (US$110 million), corporate net other assets / (liabilities) (US$100 million)) are per Company management and based on Q3 2023 disclosure and Company forecasts; share count comprised of 273.4 million treasury shares outstanding, 2.3 million deferred share units, 34.7 million of convertible preferred units, and 3.6 million of options outstanding prior to exercise per Company management; market pricing as at January 17, 2024

Source: Based on Company forecasts and public disclosure; research; public disclosure of comps and precedents; FactSet

(1) Impact of suspended dividends reflects an offer price of $11.19 utilizing a cost of equity of 11.0% assuming suspension of upcoming quarterly dividend

(2) Present value of Research 1-Year Target Price discounted based on cost of equity of 11.0% equates to a range of $7.18 to $9.91

(3) For reference only

GLOBAL BANKING AND MARKETS 16 Scotiabank

Sum of the Parts – DCF

Key Assumptions

WACC	▪ WACC of 9.00% to 10.00%
Terminal Value	▪ Terminal value calculated based on terminal cap rate of 5.25% to 5.75% (WACC less long-term growth)
Analysis Range	▪ 5-year cash flow forecast starting in 2024 per Company forecasts
Adjacent Residential Businesses	▪ Canadian MF and U.S. Residential Developments valued based on carrying value in Company financial statements
Strategic Capital	▪ EV / AUM based on asset manager precedents – 3% to 5% of 3rd party AUM
Corporate Overhead	▪ Normalized per discussions with Company management ▪ 2024E corporate overhead capitalized at a multiple between 6.0x to 7.0x – Removal of public company costs
Other	▪ Present value of estimated interest savings based on Company's below market in-place fixed debt as per Company calculation ▪ Adjustment for Deferred Income Tax Liabilities based on present value of expected future liability per Company forecasts – 5-year present value applied on 50% to 75% of the 2028E balance

Summary Results

US$ millions, except per share figures

	Low	High
Discount Rate	10.00%	9.00%
Terminal Adj. (Discount Rate Less Growth)	5.75%	5.25%
PV of Cash Flows	$468	$479
PV of Terminal Value	$4,851	$5,562
SFR JV-4 Pro-Rata Recap Proceeds[(1)]	$478	$478
Investment Properties - SFR	**$5,797**	**$6,519**
Adjacent Residential Businesses	$689	$689
Strategic Capital	$244	$406
Debt	($3,103)	($3,103)
Mark-to-Market Adj. to Fixed Rate Debt	$110	$110
Capitalized Value of Corporate Overhead	($167)	($195)
PV of Taxes Payable	($25)	($28)
Corporate Net Other Assets / (Liabilities)	($100)	($104)
PV of Deferred Income Tax Liabilities	($388)	($258)
Net Asset Value	**$3,056**	**$4,036**
Fully Diluted Shares Outstanding	311	312
Net Asset Value per Share	**$9.82**	**$12.94**

Single-Family Rental Portfolio – Forecast Summary

US$ millions unless otherwise noted

Unlevered CF Summary	2024E	2025E	2026E	2027E	2028E
Revenues	$479	$496	$543	$597	$641
Expenses	($161)	($171)	($191)	($198)	($209)
Net Operating Income	**$318**	**$325**	**$351**	**$399**	**$432**
Total Capex[(2)]	($100)	($104)	($107)	($107)	($112)
Working Capital and Other	($13)	($1)	($6)	($7)	$6
Net Acquisitions	($48)	($176)	($187)	($209)	($44)
Unlevered CFs	**$157**	**$45**	**$52**	**$75**	**$283**

Note: All balance sheet adjustments are based on Q3 2023 disclosure; Fully Diluted Shares Outstanding components were provided by Company management to Scotiabank
Source: Based on Company forecast and public disclosure; public disclosure of comps and precedents
(1) Represents pro-rata gross proceeds from the sale of an interest in a portfolio of SFR forecasted to close in 2024
(2) Includes recurring capex, value enhancing capex, ancillary revenue capex and deferred renovation capex

GLOBAL BANKING AND MARKETS 17 Scotiabank

Summary WACC Analysis (CAPM) – SFR Calculations WACC Sensitivity Tables Low High Unlevered Beta Cost of Equity 0.35 0.45 0.55 0.65 0.75 15.0% 7.7% 8.3% 8.9% 9.5% 10.1% Selected Unlevered Beta(1) 0.55 0.70 Debt / 20.0% 7.7% 8.3% 8.9% 9.5% 10.1% Debt / Total Capitalization 25.0% 35.0% 25.0% 7.7% 8.3% 8.9% 9.5% 10.1% Implied Levered Beta 0.73 1.08 Total Cap 30.0% 7.7% 8.3% 8.9% 9.5% 10.1% Midpoint of Selected Equity Risk Premium Range(2) 6.0% 35.0% 7.8% 8.4% 9.0% 9.6% 10.2% Risk Free Rate(3) 4.4% Equity Risk Premium Cost of Equity (excl. Size Premium) 8.8% 10.9% 5.0% 5.5% 6.0% 6.5% 7.0% (4) 15.0% 8.3% 8.6% 8.9% 9.1% 9.4% Add: Size Premium 1.0% Debt / 20.0% 8.3% 8.6% 8.9% 9.2% 9.4% Cost of Equity 9.9% 11.9% 25.0% 8.4% 8.6% 8.9% 9.2% 9.5% Total Cap Target Cost of Debt 30.0% 8.4% 8.7% 8.9% 9.2% 9.5% 35.0% 8.4% 8.7% 9.0% 9.2% 9.5% Target Cost of Debt(5) 6.0% Marginal Tax Rate—Unlevered Beta 0.35 0.45 0.55 0.65 0.75 After-Tax Cost of Debt 6.0% 5.0% 7.4% 7.9% 8.4% 8.9% 9.4% WACC Calculation Equity Risk 5.5% 7.5% 8.1% 8.6% 9.2% 9.7% Cost of Equity 9.9% 11.9% 6.0% 7.7% 8.3% 8.9% 9.5% 10.1% Premium Equity / Total Capitalization 75.0% 65.0% 6.5% 7.9% 8.5% 9.2% 9.8% 10.5% 7.0% 8.1% 8.8% 9.5% 10.2% 10.9% After-Tax Cost of Debt 6.0% Debt / Total Capitalization 25.0% 35.0% WACC 8.9% 9.9% Selected WACC Range 9.0%—10.0% Source: Bloomberg, FactSet, Kroll (formerly Duff & Phelps) Note: Market data as of January 17, 2024 (1) Based on selected peer group 5-year monthly raw USD beta (regression vs. S&P 500 Index) as per Bloomberg (2) Midpoint of Scotiabank selected ERP range of 5-7% based on review of estimates from Kroll, Damodaran and other sources considered relevant (3) 20-year U.S. Treasury benchmark yield (4) Based on Kroll’s (previously Duff & Phelps) Cost of Capital guide as of December 31, 2022 (latest available) (5) Based on discussions with Company management 18

Peer Beta Analysis – North American SFR Comparables SFR Comparable Peer Beta Analysis In US$ millions, excluding share price and unless otherwise stated Capital Structure % of Total Capital Share Equity Total Debt and Total Equity Total Debt and Beta Company Price Value Preferred Equity Capital Value Preferred Equity Raw(1) Unlevered U.S.—SFR Invitation Homes $33.11 $20,376 $8,634 $29,010 70.2% 29.8% 0.95 0.67 American Homes $35.24 $14,646 $4,793 $19,439 75.3% 24.7% 0.70 0.53 Mean 72.8% 27.2% 0.82 0.60 Median 72.8% 27.2% 0.82 0.60 Source: Bloomberg, FactSet Note: Market data as of January 17, 2024 (1) Based on peer group 5-year monthly USD beta (regression vs. S&P 500 Index) GLOBAL BANKING AND MARKETS 19

Discount Rate – Real Estate Approach Cap Rate WACC Calculation Low High Nominal Cap Rate 5.25% 5.75% Long-Term NOI Growth Rate 3.50% 4.50% WACC 8.75% 10.25% Selected WACC 9.00% 10.00% Source: Cap rate range based on review of comparable transactions, public market precedents and comparable companies, and detailed discussions with the Company; Long-Term NOI Growth Rate based on analyst research reports GLOBAL BANKING AND MARKETS 20

Sum of the Parts – Direct Capitalization Approach

Key Assumptions

2024E Stabilized Nominal NOI	▪ Calculated based growing in place rents and stabilizing occupancy and margin – 5% NOI growth applied
Applied Cap Rate	▪ Based on: – Review of comparable transactions; – Public market precedents and comparable companies; and – Detailed discussions with Company
Adjacent Residential Businesses	▪ Canadian MF and U.S. Residential Developments valued based on carrying value in Company financial statements
Strategic Capital	▪ EV / AUM based on asset manager precedents – 3% to 5% of 3rd party AUM
Corporate Overhead	▪ Normalized per discussions with Company management ▪ 2024E corporate overhead capitalized at a multiple between 6.0x to 7.0x – Removal of public company costs
Other	▪ Present value of estimated interest savings based on Company's below market in-place fixed debt as per Company calculation ▪ Adjustment for Deferred Income Tax Liabilities based on present value of expected future liability per Company forecasts – 5-year present value applied on 50% to 75% of the 2028E balance

Summary Results

US$ millions, except per share figures

	Low	High
Nominal Capitalization Rate	5.75%	5.25%
2024E Stabilized Nominal NOI	$334	$334
Investment Properties - SFR	**$5,806**	**$6,359**
Adjacent Residential Businesses	$689	$689
Strategic Capital	$244	$406
Debt	($3,103)	($3,103)
Mark-to-Market Adj. to Fixed Rate Debt	$110	$110
Capitalized Value of Corporate Overhead	($167)	($195)
PV of Taxes Payable	($25)	($28)
Corporate Net Other Assets / (Liabilities)	($100)	($103)
PV of Deferred Income Tax Liabilities	($388)	($258)
Net Asset Value	**$3,066**	**$3,877**
Fully Diluted Shares Outstanding	311	312
Net Asset Value per Share	**$9.85**	**$12.44**

2024E Stabilized NOI Calculation

US$ millions except percentage details and AMR / home count

NOI Reconciliation	
Total Proportionate # of Homes	21,095
Multiplied by: AMR (December 2023)	*$1,832*
AMR	**$39**
Multipled by: Stabilized Occupancy and 12 Month Annualization	*97%*
AMR (Adjusted for Stabilized Occupancy and Annualization)	**$450**
Multipled by: Other Revenue Adjustment (+5%)	*105%*
AMR and Other Revenue	**$472**
Multipled by: Rent Collection Adjustment	*99%*
AMR and Other Revenue (Adjusted for Rent Collection)	**$468**
Multipled by: Stabilized NOI Margin	*68%*
NOI (Q4 2023E Annualized)	**$318**
Multiplied by: NTM NOI Growth Factor (+5%)	*105%*
NOI (2024E)	**$334**

Note: All balance sheet adjustments are based on Q3 2023 disclosure; Fully Diluted Shares Outstanding components were provided by Company management to Scotiabank
Source: Based on Company forecast and public disclosure; public disclosure of comps and precedents

GLOBAL BANKING AND MARKETS 21 Scotiabank

Select North American All-Cash REIT M&A Precedents

Select North American All-Cash REIT M&A Precedents – Since 2015

Figures presented in source currency

						Consideration	Premium Paid (%)	
Date Announced	Target	Acquiror	Asset Class	Enterprise Value ($B)	Takeover Price	% Cash	Unaffected Price[(1)]	Cons. NAV[(2)]
U.S. SFR								
Oct-2020	Front Yard Residential	Pretium & Ares	U.S. SFR	US$2.4	US$16.25	100%	63.2%	22.5%
Feb-2017	Silver Bay Realty Trust Corp	Tricon Capital Group	U.S. SFR	US$1.4	US$21.50	100%	19.4%	(11.1%)
Mean							**41.3%**	**5.7%**
U.S. Multi-family								
Feb-2022	Preferred Apartment Communities	Blackstone	U.S. Multi-Family	US$5.8	US$25.00	100%	39.2%	25.8%
Dec-2021	Bluerock Residential	Blackstone	U.S. Multi-Family	US$3.6	US$24.25	100%	57.1%	47.8%
Jul-2017	Monogram Residential Trust	Greystar Growth and Income Fund	U.S. Multi-Family	US$3.4	US$12.00	100%	22.4%	3.5%
Jun-2015	Home Properties	Lone Star Global Acquisitions	U.S. Multi-Family	US$7.6	US$75.23	100%	9.2%	5.8%
Apr-2015	Associated Estates Realty	Brookfield Asset Management	U.S. Multi-Family	US$2.5	US$28.75	100%	65.1%	23.8%
Mean							**38.6%**	**21.3%**
TSX-Listed								
Nov-2022	Summit Industrial Income REIT	GIC / Dream Industrial REIT	Industrial	C$5.9	C$23.50	100%	31.0%	20.0%
Oct-2021	Cominar REIT	Canderel-led Consortium	Office, Retail, Industrial	C$5.7	C$11.75	100%	13.0%	(8.0%)
Aug-2021	WPT Industrial REIT	Blackstone REIT (BREIT)	Industrial	US$3.1	US$22.00	100%	17.1%	32.1%
Feb-2020	Northview Apartment REIT	Starlight / KingSett	Multi-Family	C$4.9	C$36.25	100%	11.5%	25.0%
Sep-2019	Dream Global REIT	Blackstone	Office and Industrial	C$6.2	C$16.79	100%	18.5%	1.9%
Jun-2019	Pure Multi-Family REIT	Cortland Partners	U.S. Multi-Family	US$1.2	US$7.61	100%	14.9%	5.1%
Nov-2018	Agellan Commercial REIT	Elad Genesis (El-Ad)	Multi-Family	C$0.7	C$14.25	100%	4.9%	4.3%
Jan-2018	Pure Industrial Real Estate Trust	Blackstone Property Partners	Multi-Family	C$3.8	C$8.10	100%	20.5%	26.6%
Jan-2017	Milestone Apartments REIT	Starwood Capital Group	Industrial	US$2.9	US$16.25	100%	8.6%	5.3%
May-2016	InnVest REIT	Bluesky Hotels and Resorts	Office, Industrial and Retail	C$2.1	C$7.25	100%	32.5%	35.3%
Sep-2015	Amica Mature Lifestyles	BayBridge Seniors Housing	Industrial	C$1.0	C$18.75	100%	113.0%	89.9%
Jun-2015	Regal Lifestyle Communities	Health Care REIT / Revera	Shopping Centre	C$0.8	C$12.00	100%	27.1%	29.4%
Mean							**26.1%**	**22.2%**
Mean (Excluding Amica)							**18.2%**	**16.1%**

Source: Company filings and research reports
Note: Includes most relevant all-cash REIT transactions in North America since 2015
(1) Based on unaffected share price of target at the date prior to being affected by merger or acquisition related news, inclusive of activism campaigns and publicly-disclosed unsolicited offers
(2) Per consensus analyst estimates

GLOBAL BANKING AND MARKETS
22
Scotiabank

Select North American Asset Manager Precedents

Select North American Asset Managers Precedents – Last 5 Years

US$ millions, unless otherwise stated

			Transaction Metrics		
Date	Buyer	Target	Enterprise Value	AUM	EV / AUM
May-2023	Franklin Templeton	Putnam Investments	$2,443	$184,606	1.3%
May-2023	TPG	Angelo, Gordon & Co.	$2,700	$74,000	3.6%
Jul-2023	Rithm Capital	Sculptor Capital Management	$916	$32,800	2.8%
Apr-2022	DigitalBridge Group	DigitalBridge Investment Management	$2,540	$44,000	5.8%
Mar-2022	AllianceBernstein Holding	CarVal Investors	$750	$14,300	5.2%
Mar-2022	The Carlyle Group	Assets Portfolio of CBAM Partners	$787	$15,000	5.2%
Jan-2022	UBS Group AG	Wealthfront Corporation	$1,400	$27,000	5.2%
Nov-2021	Victory Capital	WestEnd Advisors	$480	$18,000	2.7%
Oct-2021	Blue Owl Capital Holdings; Blue Owl Capital Carry	Oak Street Real Estate Capital	$950	$12,400	7.7%
Sep-2021	Franklin Resources	O'Shaughnessy Asset Management	$300	$6,500	4.6%
May-2021	Pendal Group Limited	Thompson, Siegel Walmsley	$320	$23,600	1.4%
Mar-2021	Ares Management Corporation	Landmark Partners	$1,080	$18,700	5.8%
Nov-2020	BlackRock	Aperio Group	$1,050	$36,000	2.9%
Sep-2020	Mackenzie Investments / GWO	Northleaf Capital Partners	C$350	C$17,000	2.1%
Oct-2020	Morgan Stanley	Eaton Vance	$9,037	$515,737	1.8%
Jul-2019	Charles Schwab	USAA IMCO - Brokerage & Managed Portfolio assets	$1,800	$90,000	2.0%
May-2019	Goldman Sachs	United Capital Financial Partners	$750	$25,000	3.0%
Mar-2019	Onex	Gluskin Sheff + Associates	C$418	C$8,330	5.0%
Mar-2019	Brookfield	Oaktree Capital (62%)	$7,742	$74,000	10.5%
Mean					**4.1%**

Source: Company filings and research reports

GLOBAL BANKING AND MARKETS 23 Scotiabank

Public Market Comparables Price to 2024E FFO Multiple(1) 20.1x 17.7x 15.0x 14.5x 14.2x 12.9x Premium / (Discount) to NAV(1) (2.4%) (9.2%) (13.0%) (15.7%) (15.3%) (21.4%) Source: FactSet Note: Market pricing as at January 17, 2024 (1) Per consensus analyst estimates; inclusion of Multi-Family peers based on Sun-Belt region exposure GLOBAL BANKING AND MARKETS 24

Creedence Analyst Research Summary Research Analyst Estimates US$ per share Broker Date of Most Recent Report 12-Month Target NAV 2024E FFO 1 Jan-15-2024 $10.50 $12.70 $0.60 2 Jan-9-2024 $10.00 $10.00 $0.61 3 Jan-8-2024 $11.00 $13.25 $0.61 4 Jan-4-2024 $9.50 n.a. $0.60 5 Dec-26-2023 $9.25 n.a. $0.60 6 Dec-18-2023 n.a. $11.96 n.a. 7 Dec-14-2023 $9.50 $13.00 $0.60 8 Dec-11-2023 $9.21 $11.71 $0.59 9 Nov-9-2023 $10.00 $11.00 $0.60 10 Nov-8-2023 $10.00 $12.00 $0.61 11 Nov-8-2023 $7.97 $9.78 $0.59 12 Nov-8-2023 $10.80 n.a. $0.61 13 Aug-8-2023 $10.50 n.a. $0.62 Consensus $9.85 $11.71 $0.60 Source: Research reports Note: Price targets are converted at the respective spot price as of the report date if quoted in C$ GLOBAL BANKING AND MARKETS 25

Conclusion Section 5

Valuation and Fairness Conclusion Formal Valuation In arriving at our opinion as to the fair market value of the common shares of Creedence, we have made qualitative judgements based on our experience and on prevailing circumstances as to the significance and relevance of each valuation methodology Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof that the fair market value of the common shares of Creedence is in the range of $9.80 to $12.90 per common share Fairness Consideration It is our opinion that, as of the date hereof, the consideration to be received by Creedence shareholders, other than Python and its affiliates, pursuant to the Transaction is fair, from a financial point of view, to such Creedence shareholders The consideration to be received by Creedence shareholders pursuant to the Transaction of US$11.25 per common share in cash: – Is within the range of fair market value of the common share as determined in the Formal Valuation – Represents a 29.0% and 42.1% premium to the closing price and 90-day volume-weighted average price on the NYSE on January 17, 2024, respectively All-cash offer provides certainty of value and liquidity to Creedence shareholders – Investors can realize the value of their investment – Proposal not subject to any express financing condition – Removes the risk and cost associated with Creedence remaining a public entity under the current macroeconomic environment Limitations We have relied on the information provided as being complete and accurate in all material respects Our valuation is based on current market conditions on the date hereof Our valuation does not address the relative merits of the potential transaction as compared to other alternatives Our opinion is subject to certain assumptions, limitations and qualifications which will be set out in our written opinion GLOBAL BANKING AND MARKETS 27

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TMTrademark of The Bank of Nova Scotia, used under license (where applicable). Scotiabank is a marketing name for the global corporate and investment banking and capital markets businesses of The Bank of Nova Scotia and certain of its affiliates in the countries where they operate, including Scotia Capital (USA) Inc. (a US broker-dealer registered with the SEC and a member of FINRA, NYSE, NFA and SIPC) and Scotia Capital Inc. (registered with the Investment Industry Regulatory Organization of Canada and member of the Canadian Investor Protection Fund). Version February 17, 2022 GLOBAL BANKING AND MARKETS 28